Exhibit 99.1

Tenet Issues Outlook for 2012 Adjusted EBITDA

DALLAS — January 9, 2012 — Tenet Healthcare Corporation (NYSE:THC) issued its Outlook for 2012 Adjusted EBITDA in a range of $1.200 billion to $1.300 billion. Tenet intends to provide a detailed review of its 2012 Outlook when it releases fourth quarter earnings on February 28, 2012.

“We are pleased to communicate our expectations for continued earnings growth in 2012,” said Trevor Fetter, president and chief executive officer. “Our core strategies for growing and deepening our physician relationships, achieving additional cost efficiencies through our Medicare Performance Initiative, acquiring outpatient centers, and growing our Conifer services business are all working effectively. These growth strategies have more than offset pressures on government reimbursement and other effects of a soft economic environment.”

The Company is in the process of finalizing its year-end financial results for 2011. At this point, it remains unresolved whether Tenet’s fourth quarter will include the recognition of certain significant favorable pending reimbursement settlements. Fourth quarter 2011 results will be adversely impacted, relative to prior expectations, by the deferred recognition of $12 million in revenues related to Medicare Healthcare Information Technology (“HIT”) incentive payments due to a change in accounting method and $7 million related to a decline in interest rates at quarter-end, which unfavorably impacted certain discounted liabilities. Neither of these two adverse items will impact cash. The Company said achieving the 2011 Outlook range for Adjusted EBITDA of $1.175 billion to $1.275 billion requires recording the pending reimbursement settlements in the fourth quarter as discussed above. Results for the fourth quarter of 2011 also will reflect a slight increase in admissions and approximately flat outpatient visits relative to the fourth quarter of 2010 and the recording of a $28 million net favorable impact related to the California Provider Fee Six-Month program which received all necessary approvals prior to year end.

The 2012 Adjusted EBITDA Outlook range of $1.200 billion to $1.300 billion includes the adverse impact from the aforementioned accounting change deferring the recognition in income of certain HIT incentive payments. The HIT incentives expected to be recognized in income in 2012 are approximately $31 million less than the amount that would have been recognized in 2012 prior to the accounting change. This does not affect the timing of cash receipt of these incentive payments.

The Company is confirming the prior Outlook range for Adjusted EBITDA in 2013 of $1.335 billion to $1.535 billion. The Outlook range for 2015, which includes the increased coverage of the uninsured pursuant to the Affordable Care Act, is reconfirmed at $1.75 billion to $2.25 billion.

Tenet Management To Speak at Investor Conference

As previously announced, Tenet management will discuss the topics addressed in this press release later today in a webcast scheduled to begin at 2:30 p.m. (ET).  This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors.  The Company expects to announce its final results for the fourth quarter and full year 2011 on February 28, 2012.

This press release includes certain non-GAAP measures, such as Adjusted EBITDA. A reconciliation of Adjusted EBITDA to net income attributable to common shareholders is provided at the end of this release.

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve.  For more information, please visit www.tenethealth.com.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

# # #

Some of the statements in this release may constitute forward-looking statements.  Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2010, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Tenet uses its company web site to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for Years Ending December 31, 2011, 2012, 2013 and 2015

(Unaudited)

	2011		2012		2013		2015
(Dollars in Millions)	Low	High	Low	High	Low	High	Low	High
Net Income Attributable to Common Shareholders	$64	$153	$201	$272	$306	$451	$578	$911
Less:
Net income (loss) from noncontrolling interests	(15)	(10)	(15)	(10)	(15)	(10)	(15)	(10)
Preferred stock dividends	(24)	(24)	(18)	(18)	0	0	0	0
Loss from discontinued operations, net of tax	(15)	(10)	(10)	(5)	(5)	0	(5)	0
Income from continuing operations	118	197	244	305	326	461	598	921
Income tax expense	(62)	(113)	(156)	(195)	(209)	(294)	(382)	(589)
Income from continuing operations, before income taxes	180	310	400	500	535	755	980	1,510
Investment earnings	5	5	0	0	0	0	0	0
Interest expense	(385)	(365)	(390)	(370)	(390)	(340)	(360)	(280)
Net loss from extinguishment of long-term debt	(120)	(115)	0	0	0	0	0	0
Operating income	680	785	790	870	925	1,095	1,340	1,790
Litigation and investigation costs	(60)	(55)	0	0	0	0	0	0
Impairment of long-lived assets and goodwill, and restructuring charges	(25)	(20)	0	0	0	0	0	0
Depreciation and amortization	(410)	(415)	(410)	(430)	(410)	(440)	(410)	(460)
Adjusted EBITDA	$1,175	$1,275	$1,200	$1,300	$1,335	$1,535	$1,750	$2,250

Table #2 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Normalized Net Income Attributable to Tenet Healthcare Corporation

Common Shareholders for Years Ending December 31, 2011, 2012, 2013 and 2015

(Unaudited)

	2011		2012		2013		2015
(Dollars in Millions except per share amounts)	Low	High	Low	High	Low	High	Low	High
Adjusted EBITDA (from Table #1)	$1,175	$1,275	$1,200	$1,300	$1,335	$1,535	$1,750	$2,250

Depreciation and amortization	(410)	(415)	(410)	(430)	(410)	(440)	(410)	(460)
Interest expense	(385)	(365)	(390)	(370)	(390)	(340)	(360)	(280)
Normalized income from continuing operations before income taxes	$380	$495	$400	$500	$535	$755	$980	$1,510
Income tax expense (a)	(140)	(185)	(156)	(195)	(209)	(294)	(382)	(589)
Normalized income from continuing operations (a)	$240	$310	$244	$305	$326	$461	$598	$921
Preferred stock dividends	(24)	(24)	(18)	(18)	0	0	0	0
Net income attributable to noncontrolling interests	(15)	(10)	(15)	(10)	(15)	(10)	(15)	(10)
Normalized net income attributable to common shareholders (a)	$201	$276	$211	$277	$311	$451	$583	$911

Weighted average shares outstanding (in millions)	544 (b)	544 (b)	489 (b)	489 (b)	491	491	503	503
Normalized earnings per share - continuing operations (a)	0.41	0.55	0.47	0.60	0.63	0.92	1.16	1.81

(a)	Uses tax rate of 39 percent excluding unusual adjustments.
(b)

An additional 59 million shares are included as our mandatory convertible preferred stock is dilutive at this level of earnings and the preferred stock dividends are excluded for earnings per share computation purposes.